                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   IMPCO TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                            IMPCO TECHNOLOGIES, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 27, 1999

                            ------------------------

    IMPCO Technologies, Inc. will hold its Annual Meeting of Stockholders at the Company's Irvine facility, 17872 Cartwright Road, Irvine, California, on Wednesday, October 27, 1999 at 1:30 p.m.

    We are holding this meeting:

    - To elect three directors for terms of three years;

    - To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants; and

    - To transact such other business as may properly come before the meeting.

    Stockholders of record at the close of business on September 10, 1999, are entitled to notice of and to vote at the meeting and any adjournment thereof. The vote of each stockholder is important. Whether or not you plan to attend the meeting, you are requested to date and sign the enclosed proxy card and return it promptly.

                                          By Order of the Board of Directors,

                                          /s/ DALE L. RASMUSSEN
                                          --------------------------------------
                                          Dale L. Rasmussen
                                          SECRETARY

Cerritos, California
September 20, 1999

                            IMPCO TECHNOLOGIES, INC.

                              16804 GRIDLEY PLACE

                           CERRITOS, CALIFORNIA 90703

                            ------------------------

                                PROXY STATEMENT

                             ---------------------

                         INFORMATION REGARDING PROXIES

    This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of IMPCO Technologies, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, October 27, 1999, at 1:30 p.m. at the Company's Irvine facility, 17872 Cartwright Road, Irvine, California, and any adjournment thereof.

    These proxy materials are being mailed to stockholders commencing on or about September 20, 1999. Expenses of solicitation of proxies will be paid by the Company. Solicitation will be by mail. There may be telegraph, telephone or personal solicitations by directors, officers, and employees of the Company which will be made without paying them additional compensation. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

    If the enclosed proxy is properly executed and returned, it will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, it will be voted (i) for all of the nominees for the Company's Board of Directors listed in this Proxy Statement and (ii) for ratification of the appointment of Ernst & Young LLP as the Company's independent public accountants. If other matters come before the meeting, it will be voted in accordance with the best judgment of the persons named as proxies in the enclosed proxy. Execution of the proxy will not in any way affect a stockholder's right to attend the meeting or prevent voting in person. A proxy may be revoked at any time by delivering written notice to the Secretary of the Company before it is voted.

    Only stockholders of record at the close of business on September 10, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock representing one-third of the Common Stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum.

                             ELECTION OF DIRECTORS

    The Board of Directors is divided into three classes, each consisting of three Directors, with the three classes serving staggered three-year terms. The Directors elected at the Annual Meeting will be elected for three-year terms. Each Director will hold office until the first meeting of stockholders immediately following expiration of his term of office and until his successor is qualified and elected.

    Although the Board of Directors anticipates that all of the nominees will be available to serve as Directors of the Company, if any of them do not accept the nomination, or otherwise are unwilling or unable to serve, the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    Directors are elected by a plurality of the votes cast by the holders of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. Any shares not voted (whether by abstention, broker non-vote or votes withheld) are not counted as votes cast for or against the nominees and will be excluded from the vote. Consequently, any such non-voted shares will have no effect on the vote for the election of Directors.

                          INFORMATION ABOUT DIRECTORS
                           AND NOMINEES FOR ELECTION

    The names and ages of the nominees and the other Directors, the year in which each first became a director of the Company, their principal occupations and certain other information are as follows:

                  NOMINEES FOR ELECTION TO TERMS EXPIRING 2002

    NORMAN L. BRYAN, age 58, has been a Director since November 1993 and is Chair of the Audit Committee. He has been a consultant since 1995. Prior to retiring in 1994 from Pacific Gas and Electric Company, he was Vice President, Marketing from February 1993 until December 1994, and was Vice President, Clean Air Vehicles from February 1991 to February 1993.

    CHRISTOPHER G. MUMFORD, age 53, has been a Director since June 1998. He is a private investor and was a Managing Director of Questor Partners Fund, L.P., a private investment partnership, from 1995 through 1997. He has served as a Director of Crown Pacific Partners, L.P. and predecessor entities since 1992, and has served as an officer or director of other private companies, including Executive Vice President, Treasurer, Chief Financial Officer and Director of Arcata Corporation 1982-1994, Director of Ryder TRS, Inc. 1996-1997 and Director of Ockham Personal Insurance Holdings PLC (London, England) 1996-1997.

    DON J. SIMPLOT, age 64, has been a Director since May 1978 and is Chair of the Compensation Committee. He is the President of Simplot Industries, Inc., which is engaged in agricultural enterprises, and a Vice President of J.R. Simplot Company, which is also engaged in agricultural enterprises. Mr. Simplot is a Director of Micron Technology, Inc., a designer and manufacturer of semiconductor memory components primarily used in various computer applications.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ELECTION OF EACH OF THESE NOMINEES.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2000

    EDWARD L. SCARFF, age 68, has been a Director since June 1998 and is Chair of the Nominating Committee. He is a private investor and has been a Principal of the General Partner of Questor Partners Fund, L.P., a private investment partnership, since 1995. He has been a director of The Clorox Company since 1986. He has also been an officer or director of numerous private companies, including Director of Channel Master Holdings since 1997, Director of Ryder TRS, Inc. 1996-1998, Director of Ockham Personal Insurance Holdings PLC (London, England) 1996-1997 and Chairman of Arcata Corporation 1982-1994.

    RAWLAND F. TAPLETT, age 78, has been a Director of the Company since May 1978. He served as Chair of the Board of Directors from 1979 to 1997. He is the founder and owner of R.F. Taplett Fruit and Storage Company, a grower, packer and marketer of fruit.

    DOUGLAS W. TOMS, age 69, has been a Director of the Company since October 1980. He served as President and Chief Executive Officer of the Company from October 1980 to April 1989. Since April 1989, Mr. Toms has been a consultant to American Honda Motor Company, Inc.

                   DIRECTORS WHOSE TERMS CONTINUE UNTIL 2001

    PAUL MLOTOK, age 54, has been a Director since April 1997. He has been a Principal of Global Business Network, a consulting firm specializing in strategy development particularly in the energy and natural resources industries, since June 1995. From 1989 to 1995, he was a Principal and analyst at Morgan Stanley & Co.

    ULRICH RUETZ, age 59, has been a Director since October 1998. He has been the Chairman and Chief Executive Officer of BERU AG since 1997 and Managing Director of BERU AG and its predecessors since 1983. BERU AG, headquartered in Ludwigsburg, Germany, manufactures and markets worldwide cold-start systems for diesel engines and ignition systems for gasoline engines used in automotive vehicles and stationary engines.

    ROBERT M. STEMMLER, age 63, has been a Director since May 1993, and became the President and Chief Executive Officer of the Company on July 1, 1993 and is Chair of the Board of Directors. He was a full-time consultant to the Company from December 1992 until becoming President and CEO. From 1988 until December 1992, Mr. Stemmler was the Chief Operating Officer of Sargent Fletcher Company, a manufacturer of fuel tanks, aerial refueling systems and specialty mission equipment for military aircraft. He was the General Manager of IMPCO Technologies, Inc. from 1982 to 1985. Mr. Stemmler is a director of Pacific Aerospace & Electronics, Inc., a manufacturer of aerospace and electronics components.

               MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

    During the fiscal year ended April 30, 1999, there were six meetings of the Board of Directors. Each Director attended at least 75% of the total number of meetings of the Board of Directors and committees on which the Director served, with the exception of Rawland F. Taplett who attended four of the meetings.

    Current members of the Audit Committee are Norman L. Bryan, Chair, Paul Mlotok and Christopher G. Mumford. The Audit Committee reviews with the Company's independent auditors the scope, results and costs of the annual audit and the Company's accounting policies and financial reporting. The Audit Committee met two times during the fiscal year ended April 30, 1999.

    Current members of the Compensation Committee are Don J. Simplot, Chair, Ulrich Ruetz and Rawland F. Taplett. The function of the Compensation Committee is to consider and propose executive compensation policies and submit to the Board of Directors reports recommending compensation to be paid to the Company's executive officers. The Compensation Committee met one time during the fiscal year ended April 30, 1999.

    Current members of the Nominating Committee are Edward L. Scarff, Chair, Ulrich Ruetz, Rawland F. Taplett and Douglas W. Toms. The Nominating Committee is responsible for recruiting and recommending candidates for membership on the Board of Directors. For information about suggesting candidates for consideration as nominees for election to the Board of Directors, see "Proposals of Stockholders." The Nominating Committee met one time during the fiscal year ended April 30, 1999.

                           COMPENSATION OF DIRECTORS

    Each Director who is not an employee of the Company is paid an attendance fee of $1,000, plus out-of-pocket expenses, for each Board or committee meeting attended. In addition, the Chairs of Audit, Compensation and Nominating Committees are paid an annual fee of $3,000.

    As of August 1, 1999, a total of 250,000 options were held by Directors under the 1993 Stock Option Plan for Nonemployee Directors, of which 197,500 remain unexercised and are held by Messrs. Bryan, Mlotok, Mumford, Ruetz, Scarff, Simplot, Taplett and Toms. 20,000 options were available for future grants as of August 1, 1999. Option exercise prices are the higher of (i) the average market value of the stock for the 15 trading days following the date of grant and (ii) the market value on the fifteenth trading day following the date of grant. Options are not assignable and vest cumulatively at the rate of 25% annually, beginning on the first anniversary date of grant. However, if a Director dies, becomes disabled or retires at age 62 or later, then options vest at the rate of 25% for each full calendar year in which optionee served as a Director of the Company. Options must be exercised while a Director or within three months following termination as Director, unless termination results from death or disability, in which case options may be exercised during the one-year period following termination. In no event may options be exercised more than ten years after date of grant.

                               VOTING SECURITIES

    The only class of stock entitled to vote at the Annual Meeting is the Company's Common Stock. At the close of business on August 1, 1999, there were 8,456,278 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and the holders of those shares will be entitled to one vote per share.

                     OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth information as of August 1, 1999, with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock. Except as otherwise specified, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite its name.

                                                                AMOUNT AND NATURE OF    PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP   OF CLASS
--------------------------------------------------------------  --------------------  -----------
Questor Partners Fund, L.P. ..................................         2,034,326(1)         24.1%
  103 Springer Building
  3411 Silverside Road
  Wilmington, DE 19810

BERU AG ......................................................         1,230,614(2)         14.6%
  Moerikestrasse 155
  Ludwigsburg, Germany

Rawland F. Taplett ...........................................           429,979(3)          5.2%
  P.O. Box 2188
  Wenatchee, WA 98801

------------------------

(1) Includes 136,297 shares owned by Questor Side-by-Side Partners, L.P.

(2) Based on shares owned as of August 12, 1999 as provided by BERU AG on its
    Schedule 13D (Amendment No. 8).

(3) Includes 50,000 shares subject to options under the Directors Stock Option Plan.

                            OWNERSHIP OF MANAGEMENT

    The following table sets forth information as of August 1, 1999, as to the number of shares of Common Stock beneficially owned by (i) each Director, (ii) the executive officers named in the Summary Compensation Table and (iii) all Directors and executive officers as a group. Except as otherwise specified, each named beneficial owner has sole voting and investment power with respect to the shares set forth opposite his name.

                                                                                        AMOUNT AND
                                                                                         NATURE OF
                                                                                        BENEFICIAL    PERCENT OF
NAME OF BENEFICIAL OWNER                                                                 OWNERSHIP       CLASS
--------------------------------------------------------------------------------------  -----------  -------------
Norman L. Bryan.......................................................................      28,500(1)       *
Thomas M. Costales....................................................................      30,819(2)       *
Donald L. Dominic.....................................................................      23,737(3)       *
Dennis D. Hartman.....................................................................      11,800(4)       *
Syed Hussain..........................................................................      37,600(5)       *
Paul Mlotok...........................................................................      10,000(6)       *
Christopher G. Mumford................................................................   2,034,326(7)        24.1%
Ulrich Ruetz..........................................................................   1,230,614(8)        14.6%
Edward L. Scarff......................................................................   2,034,326(9)        24.1%
Don J. Simplot........................................................................     295,933(10)         3.5%
Robert M. Stemmler....................................................................     239,733(11)         2.3%
Rawland F. Taplett....................................................................     429,979(12)         5.1%
Douglas W. Toms.......................................................................     243,273(13)         2.9%
All executive officers and directors as a group (13 persons)..........................   4,616,314          54.4%

------------------------

*   Less than 1%

 (1) Includes 27,500 shares subject to options under Directors Stock Option
     Plan.

 (2) 30,819 shares subject to options under Incentive Stock Option Plan; employment terminated July 1999.

 (3) 23,737 shares subject to options under Incentive Stock Option Plan.

 (4) 8,800 shares subject to options under Incentive Stock Option Plan.

 (5) 37,600 shares subject to options under Incentive Stock Option Plan.

 (6) 10,000 shares subject to options under Directors Stock Option Plan.

 (7) Shares voting and investment power with respect to shares beneficially owned by Questor Partners Fund, L.P. and Questor Side-by-Side Partners, L.P. See "Ownership of Certain Beneficial Owners."

 (8) Shares voting and investment power with respect to 1,230,614 shares owned by BERU AG.

 (9) Shares voting and investment power with respect to shares beneficially owned by Questor Partners Fund, L.P. and Questor Side-by-Side Partners, L.P. See "Ownership of Certain Beneficial Owners."

 (10) Includes 30,000 shares subject to options under Directors Stock Option
      Plan.

 (11) 238,414 shares subject to options under Incentive Stock Option Plan and 1,319 shares held in a self-directed 401(k) plan.

 (12) Includes 50,000 shares subject to options under Directors Stock Option
      Plan.

 (13) Includes 50,000 shares subject to options under Directors Stock Option
      Plan.

                               EXECUTIVE OFFICERS

    The following are the executive officers of the Company. Executive officers are elected by the Board of Directors. For information concerning Common Stock beneficially owned by the executive officers, see "Ownership of Management."

    ROBERT M. STEMMLER. See description under "Election of
Directors--Information About Directors and Nominees for Election."

    DALE L. RASMUSSEN, age 49, has been the Senior Vice President and Secretary since June 1989. He joined the Company in 1984 as Vice President of Finance and Administration. Mr. Rasmussen is a director of Pacific Aerospace & Electronics, Inc., a manufacturer of aerospace and electronic products.

    SYED HUSSAIN, age 46, has been the Vice President of Technology and Automotive OEM Operations since November 1996. Mr. Hussain joined the Company in 1993 and held various positions with the Company before becoming a Vice President.

    DENNIS D. HARTMAN, age 56, has been the Vice President of the Gaseous Fuels Products Division since February 1999. Mr. Hartman joined the Company in April 1997 and held various positions with the Company before becoming a Vice President. From February 1996 until joining the Company, Mr. Hartman was the Operating Manager and a director of Columbia River Homes of Astoria, Oregon, a manufacturer of modular homes. Prior to holding this position, Mr. Hartman was a Vice President of Nacco Material Handling, Inc., a manufacturer of lift trucks.

    DONALD L. DOMINIC, age 56, has been a Vice President and the General Counsel since February 1999. Mr. Dominic is also the Assistant Secretary. He joined the Company in 1994 and held various positions with the Company prior to becoming a Vice President and the General Counsel.

    WILLIAM B. OLSON, age 36, has been the Treasurer and Chief Financial Officer since July 1999. He joined the Company in 1994 and has held various financial positions with the Company, including serving as corporate controller, prior to his appointment as Treasurer and CFO.

    THOMAS M. COSTALES, age 52, was the Treasurer and Chief Financial Officer of the Company from March 1995 until July 1999. From September 1993 until joining the Company, he was Vice President and Controller of the Omnifax Division of Danka Industries, Inc. He held a similar position with Omnifax's predecessor, Telautograph Corporation, from 1987 until it was acquired by Danka Industries.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's chief executive officer and the Company's four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                          ANNUAL COMPENSATION   -------------
                                                                                 SECURITIES
                                                         ---------------------   UNDERLYING
                                              FISCAL       SALARY      BONUS       OPTIONS       ALL OTHER
NAME AND PRINCIPAL POSITION                    YEAR        ($)(1)       ($)      (IN SHARES)   COMPENSATION
------------------------------------------  -----------  ----------  ---------  -------------  -------------
Robert M. Stemmler .......................        1999   $ 239,255   $ 119,000          476(2)   $  34,439(3)
President and Chief                               1998     229,673      96,000      200,139(2)      25,631
Executive Officer                                 1997     197,917      62,600       58,535(2)      31,181

Syed Hussain .............................        1999   $ 159,615   $  26,000       -0-         $  13,261(4)
Vice President of Technology                      1998     134,321      30,500      100,000(2)      13,052
and Automotive OEM Operations                     1997     108,333      27,900       17,000(2)      10,900

Donald L. Dominic ........................        1999   $ 108,885   $  32,000          476(2)   $  11,452(5)
Vice President                                    1998     127,507      32,000       40,545(2)      11,347
and General Counsel                               1997     125,000      22,500       16,343(2)      12,526

Dennis D. Hartman ........................        1999   $ 120,769   $  36,000          112(2)   $   1,675(6)
Vice President of                                 1998     101,910      26,000       34,000(2)       1,506
Gaseous Fuel Products                             1997       3,461(7)    -0-         -0-            -0-
Division

Thomas M. Costales(8) ....................        1999     129,500   $  25,000       -0-         $  17,621(9)
Treasurer and Chief                               1998     118,458      36,000       40,237(2)      19,238
Financial Officer                                 1997     104,188      30,600        7,048(2)      17,355

--------------------------

(1) Includes amounts deferred by executive officers pursuant to the IMPCO Employee Savings Plan and Deferred Compensation Plan.

(2) Options under Incentive Stock Option Plans.

(3) Group term life insurance premium of $18,494, Christmas bonus of $1,000, automobile allowance of $12,000 and Company's contribution of $2,945 pursuant to the IMPCO Employee Savings Plan.

(4) Group term life insurance premium of $261, Christmas bonus of $1,000 and automobile allowance of $12,000.

(5) Group term life insurance premium of $675, Christmas bonus of $1,000, Company contribution of $1,377 pursuant to the IMPCO Employee Savings Plan and automobile allowance of $8,400

(6) Group term life insurance premium of $675 and Christmas bonus of $1,000.

(7) Employment commenced April 1997.

(8) Employment terminated July 1999.

(9) Group term life insurance premium of $1,913, Company's contribution of $2,708 pursuant to the IMPCO Employee Savings Plan, Christmas bonus of $1,000 and automobile allowance of $12,000.

                      OPTIONS GRANTED IN FISCAL YEAR 1999

    The following table provides information with respect to options granted during the last fiscal year.

                                                                                     INDIVIDUAL GRANTS
                                                                  --------------------------------------------------------
                                                                    NUMBER OF       % OF TOTAL
                                                                     SHARES           OPTIONS
                                                                   UNDERLYING       GRANTED TO      EXERCISE
                                                                     OPTIONS       EMPLOYEES IN     PRICE PER  EXPIRATION
NAME                                                               GRANTED(1)       FISCAL YEAR       SHARE       DATE
----------------------------------------------------------------  -------------  -----------------  ---------  -----------
Robert M. Stemmler..............................................          476               43%     $  13.125    01/04/09
Syed Hussain....................................................       -0-                   0%        N/A         N/A
Donald L. Dominic...............................................          476               43%        13.125    01/04/09
Dennis D. Hartman...............................................          112               10%        13.125    01/04/09
Thomas M. Costales..............................................           53                4%        13.125    01/04/09

                              POTENTIAL REALIZABLE
                            VALUE AT ASSUMED ANNUAL
                              RATES OF STOCK PRICE
                        APPRECIATION FOR OPTION TERM(2)

NAME                                                                                         5%           10%
--------------------------------------------------------------------------------------  ------------  ------------
Robert M. Stemmler....................................................................  $     10,176  $     16,204
Syed Hussain..........................................................................           -0-           -0-
Donald L. Dominic.....................................................................        10,177        16,204
Dennis D. Hartman.....................................................................         2,394         3,813
Thomas M. Costales....................................................................         1,130         1,804

------------------------

(1) Options granted to officers participating in the Company's Deferred Compensation Plan. The Company matches fifty percent of each participant's annual deferred compensation contribution under the Plan and approximately one-half of the Company's matching contribution is in the form of options under the Incentive Stock Option Plans.

    Material terms of options granted under the Incentive Stock Option Plans are as follows: Options are granted at the fair market value of the Common Stock on the date of grant and vest cumulatively at the rate of 40% after the first two years following the date of the grant and 20% each year thereafter so that the employee is 100% vested after five years. However, if employment terminates due to death or disability, retirement at or after age 62, or termination without cause, then options vest at the rate of 25% for each full calendar year of employment. Options may be exercised only while an optionee is employed by the Company, or within three months following termination of employment. However, if termination results from death or disability, options may be exercised within one year of the termination date. In no event may options be exercised more than ten years after date of grant.

(2) Based on ten-year option term and annual compounding at rates shown. The dollar amounts under these columns are the results of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock. No gain to optionees is possible without stock price appreciation, which will benefit all stockholders on a commensurate basis.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999
                                      AND
                         FISCAL YEAR-END OPTION VALUES

    The following table provides information with respect to exercise of options during fiscal year 1999 and the value of unexercised options at the end of fiscal year 1999.

                                                                                NUMBER OF
                                                                               UNEXERCISED
                                                                               OPTIONS (IN     VALUE OF UNEXERCISED
                                                                                 SHARES)       IN-THE-MONEY OPTIONS
                                                  SHARES                        AT FISCAL           AT FISCAL
                                                 ACQUIRED                       YEAR-END           YEAR-END(2)
                                                    ON           VALUE      -----------------  --------------------
                                                 EXERCISE      REALIZED       EXERCISABLE/         EXERCISABLE/
NAME                                                (#)         ($)(1)        UNEXERCISABLE       UNEXERCISABLE
----------------------------------------------  -----------  -------------  -----------------  --------------------
Robert M. Stemmler............................      -0-        $  -0-         158,414/240,736  $   165,130/$224,595
Donald L. Dominic.............................      -0-           -0-            7,737/49,627         17,100/53,700
Dennis D. Hartman.............................      -0-           -0-                0/34,112               0/8,700
Syed Hussain..................................       7,400        47,512            0/111,400             0/105,954
Thomas M. Costales............................      -0-           -0-           14,819/44,519          3,540/40,110

------------------------

(1) Calculated by determining the difference between the fair market value of the Common Stock underlying the options on the date each option was exercised and the exercise price of the options.

(2) Calculated by determining the difference between the fair market value of the Common Stock underlying the options on April 30, 1999 ($8.50) and the exercise price of the options.

                              EMPLOYMENT AGREEMENT

    An Employment Agreement between the Company and Robert M. Stemmler that provided for two consecutive twelve-month periods of employment of Mr. Stemmler as the President and Chief Executive Officer terminated on April 1, 1999. The Employment Agreement required payment of an annual base salary of $230,000 and payment of incentive compensation under the Company's Bonus Incentive Plan.

    The Company entered into a new Employment Agreement with Mr. Stemmler for a term of three consecutive twelve-month periods commencing on April 1, 1999. It requires payment of an annual base salary of $300,000 during the first twelve months, $330,000 during the second twelve months and $360,000 during the third twelve months, and payment of incentive compensation under the Company's Bonus Incentive Plan unless the Board of Directors approves another cash bonus plan which supersedes the Bonus Incentive Plan. It also provides for certain benefits, including term life insurance of $750,000, disability insurance and a car allowance. The Employment Agreement is subject to termination events, which include Mr. Stemmler's resignation and the Company's right to terminate him. If terminated without cause, Mr. Stemmler is entitled to cash payments and benefits that he would have otherwise been entitled to during the eighteen months following termination, and if termination is without cause following a change in ownership of the Company, Mr. Stemmler is entitled to such cash payments and benefits for twenty-four months following termination.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

    The following report on executive compensation is furnished by the Board of Directors. In fiscal year 1999, as in prior years, the nonmanagement members of the Board of Directors determined the compensation to be paid to the executive officers.

                         FISCAL YEAR 1999 COMPENSATION
                            COMPENSATION PHILOSOPHY

    Compensation of the executive officers is designed to link compensation directly to the Company's growth and financial performance. Compensation consists of base compensation, a Bonus Incentive Plan and options under the Incentive Stock Option Plans. The objective of these three elements, taken together, is to provide reasonable base compensation and to retain, recognize and reward superior performance. The compensation philosophy also ensures that the Company provides a comprehensive compensation package that is competitive in the marketplace.

                              BONUS INCENTIVE PLAN

    The Company has a Bonus Incentive Plan which includes a bonus incentive plan for the chief executive officer and a bonus incentive pool for the executive officers and staff. These bonus plans have two components: A "revenue portion" which is based upon the percentage increase of the Company's gross revenues to the extent gross revenues exceed 110% of the prior fiscal year gross revenues, and an "earnings before interest and taxes (EBIT) portion" which is based upon the incremental growth in EBIT over the prior fiscal year. The minimum bonus payable to the chief executive officer is 1.5% of the current fiscal year's EBIT and the maximum bonus is 75% of current salary. The minimum bonus pool for the other executive officers and staff is 4% of the current fiscal year's EBIT and the maximum bonus pool is 50% of their current aggregate salaries.

                           DEFERRED COMPENSATION PLAN

    The Board of Directors has adopted a Deferred Compensation Plan to provide a select group of highly compensated management employees and Directors with the opportunity to participate in a deferred compensation program. Under the Plan, participants may defer up to 100% of their base compensation and bonuses. The Company is required to make certain matching contributions, a portion of which is options to purchase the Company's Common Stock granted under the Incentive Stock Option Plans and another portion is shares of the Company's Common Stock, subject to vesting provisions. The options are granted on the first day of each calendar year and the exercise price is the closing price on the Nasdaq National Market on the first trading day of the calendar year. The Plan is not qualified under Section 401 of the Internal Revenue Code. The Company will pay participants upon retirement or termination of employment an amount equal to the amount of the deferred compensation plus investment returns and vested shares of the Company's Common Stock.

                                CEO COMPENSATION

    Robert M. Stemmler served as chief executive officer pursuant to an Employment Agreement for a term which ended on April 1, 1999. Pursuant to that Employment Agreement, he was paid a base salary at an annual rate of $230,000. In addition to the base salary, Mr. Stemmler was eligible for an annual cash bonus under the Bonus Incentive Plan. Mr. Stemmler's bonus for fiscal year 1999 was $119,000.

    The Company entered into a new Employment Agreement with Mr. Stemmler for a three-year term commencing April 1, 1999 which is described under "Employment Agreement" above. It provides for a base salary at an annual rate of $300,000 during the first twelve months.

                            OTHER EXECUTIVE OFFICERS

    In reviewing and approving base salaries for the executive officers, the Compensation Committee relies on independent industry surveys to assess the Company's salary competitiveness and salary range for each position. Base salary is based upon individual performance, experience, competitive pay practices and level of responsibilities. Base salaries in fiscal year 1999 reflected the Committee's determination of compensation levels required to remain competitive, given each executive officer's performance, the Company's performance and the competitive environment for executive talent.

    The foregoing report was made by the members of the Compensation Committee.

                                          Don J. Simplot, Chair

                                          Ulrich Ruetz

                                          Rawland F. Taplett

                    OPTIONS GRANTED BY CERTAIN STOCKHOLDERS

    On June 5, 1998, Questor Partners Fund, L.P. and its affiliate, Questor Side-by-Side Partners, L.P. (together, "Questor"), purchased shares of the Company's Common Stock and 1993 Series 1 Preferred Stock from the estate and family of a deceased stockholder and on the same day granted options to certain officers of the Company to purchase of shares of Common Stock as follows:

Robert M. Stemmler.................................................    113,858
Syed Hussain.......................................................    113,858
Dale L. Rasmussen..................................................     56,928

    The option exercise price is $13.75 per share. The options vest at the rate of 25% annually commencing June 30, 1999. The options become exercisable upon the earlier of (i) June 5, 2003 and (ii) the sale by Questor of 50% or more of the Common Shares owned by it as of June 5, 1998 (including 614,250 shares of Common Stock into which the 1993 Series 1 Preferred Stock owned by Questor was then convertible). The options will not be exercisable after December 31, 2003, and any option that is not vested upon termination of the full-time employment of the option holder with IMPCO (other than because of death or disability) will terminate.

                         COMPARATIVE STOCK PERFORMANCE

    The graph below compares the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return of the CRSP Total Return Index for The Nasdaq Stock Market Index and the Nasdaq Trucking and Transportation Stock Index over the same period (assuming the investment of $100 and reinvestment of all dividends).

                                           NASDAQ
 VALUE AT                                 TRUCKING
 APRIL 30       IMPCO       NASDAQ     TRANSPORTATION
-----------  -----------  -----------  ---------------
 1994.....        100.0        100.0          100.0
 1995.....         80.0        116.3          100.1
 1996.....         78.8        165.7          118.7
 1997.....         72.9        175.4          116.3
 1998.....        117.7        262.0          170.8
 1999.....         80.0        356.0          145.5

                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    Ernst & Young LLP has audited the Company's financial statements for the fiscal years ended April 30, 1988 through 1999.

    The Board of Directors has selected Ernst & Young LLP as independent public accountants for the Company for the fiscal year ending April 30, 2000. Although not required to be voted upon by the stockholders, the Board of Directors deems it appropriate for the selection to be submitted for ratification by the stockholders. The persons named in the accompanying proxy will vote the Common Stock represented by the proxy for ratification of the selection of Ernst & Young LLP, unless a contrary choice has been specified in the proxy. If the stockholders do not ratify the selection of Ernst & Young LLP by a majority vote, the selection of independent public accountants will be considered by the Board of Directors, although the Board of Directors would not be required to select different independent public accountants for the Company. The Board of Directors retains the power to select another firm as independent public accountants for the Company to replace a firm whose selection was ratified by the stockholders in the event the Board of Directors determines that the best interest of the Company warrants a change of its independent public accountants. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is expected to be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS HAS APPROVED THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR FISCAL YEAR 2000 AND RECOMMENDS A VOTE "FOR" APPROVAL OF THE APPOINTMENT.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or advice that no filings were required, during fiscal year 1999 all officers, directors and greater than 10% beneficial owners complied with the
Section 16(a) filing requirements, except that Messrs. Costales, Hussain and Stemmler each filed one late report covering the acquisition of shares under the Deferred Compensation Plan, Messrs. Mumford and Scarff each failed to file one report covering grants of options under the Directors Stock Option Plan, Mr. Ruetz filed one late report covering a grant of options under the Directors Stock Option Plan, and Messrs. Hussain and Taplett each filed one late report covering one sale transaction.

                           PROPOSALS OF STOCKHOLDERS

    In order for proposals of stockholders to be included in the proxy materials for presentation at the 2000 Annual Meeting of Stockholders, such proposals must be received by the Corporate Secretary no later than May 12, 2000.

    The Company's Bylaws require that nominations of persons for election to the Board of Directors must be received by the Corporate Secretary not less than seventy nor more than ninety days prior to the anniversary of the preceding year's annual meeting. Last year's annual meeting was held on October 15, 1998. The Nominating Committee will consider stockholder nominations when making recommendations to the Board of Directors.

                               OTHER INFORMATION

    The 1999 Annual Report of the Company for the fiscal year ended April 30, 1999 was mailed to stockholders prior to or together with the mailing of this Proxy Statement. Stockholders who did not receive a copy of the 1999 Annual Report with their Proxy Statement may obtain a copy by writing to or calling Dale L. Rasmussen, Secretary, IMPCO Technologies, Inc., 708 Industry Drive, Seattle, Washington 98188; telephone number (206) 575-1594.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the stockholders should come before the meeting, the persons named in the enclosed form of proxy will vote or refrain from voting in accordance with their best judgment.

                                          By Order of the Board of Directors,

                                          /s/ DALE L. RASMUSSEN
                                          --------------------------------------
                                          Dale L. Rasmussen

                                          SECRETARY

Cerritos, California

September 20, 1999

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                           IMPCO TECHNOLOGIES, INC.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Dale L. Rasmussen and Robert M. Stemmler, and each of them, as proxies, with power of substitution, to vote for and on behalf of the undersigned all of the shares of Common Stock of IMPCO Technologies, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on October 27, 1999, and at any adjournment thereof, as follows:



                                                           ------------------
                                                              See Reverse
                                                                  Side
                                                           ------------------


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

                                                                                                              Please mark
                                                                                                              your votes as   / X /
                                                                                                              indicated in
                                                                                                              this example


                    FOR All Nominees listed     WITHHOLD AUTHORITY
                    (except as indicated to     to vote for all Nominees
                    the contrary)               as indicated                                             FOR      AGAINST    ABSTAIN
(1) ELECTION OF     /  /                        /  /                       (2) FOR RATIFICATION OF       /  /       /  /       /  /
    DIRECTORS.                                                                 THE APPOINTMENT OF
                                                                               ERNST & YOUNG LLP
                                                                               AS THE COMPANY'S
                                                                               INDEPENDENT AUDITORS.

INSTRUCTION--To withhold authority to vote for any Nominee,
             print that Nominee's name in the following space:             (3) IN THEIR DIRECTION, THE
                                                                               HOLDERS OF THIS PROXY ARE
                                                                               AUTHORIZED TO VOTE UPON
-------------------------------------------------------------                  SUCH OTHER BUSINESS AS MAY
                                                                               PROPERLY COME BEFORE THE
 Norman L. Bryan     Christopher G. Mumford    Don J. Simplot                  MEETING.



THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY CARD. MANAGEMENT RECOMMENDS A VOTE FOR ALL
NOMINEES AND FOR THE MATTERS DESIGNATED ON THIS PROXY CARD; IF NO SPECIFICATION IS MADE, A VOTE FOR ALL OF SAID NOMINEES AND FOR
ALL SUCH MATTERS WILL BE ENTERED.

                                                                                I plan to attend the meeting.  /  /

                                                     --------------

                                                                           The undersigned hereby revokes any proxy or
                                                                           proxies heretofore given for such shares and
                                                                           ratifies all that said proxies or their
                                                                           substitutes may lawfully do by virtue hereof.


     Signature(s)__________________________________________________________________________    Dated ___________________, 1999
     Please sign exactly as name appears on the proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.


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